EXHIBIT 10.28

RAJEEV PURI. In regards to the Employment Letter between Rajeev Puri and WRC Media Inc., as of January 1, 2004, Mr. Puri’s title is President of CompassLearning, Inc. with a base salary of $230,000, payable in accordance with WRC Media’s customary practices, with an incentive bonus target of 100% of his base salary, based on successful attainment of financial goals approved by the Board of Directors. $100,000 of this bonus is guaranteed. Mr. Puri is entitled to all benefits available to comparably situated employees under generally maintained Company plans. Mr. Puri is entitled to severance equal to 15 months of his then current base salary paid in accordance with the Company’s payroll practices, plus any bonus pro-rated for that portion of the calendar year for which he was employed.

142